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                                                                  EXHIBIT (H)(2)




         Attachment A to the Accounting Services Agreement is hereby amended to add the Thompson Plumb Select Fund, and is restated in its entirety as follows:


         This Agreement shall apply with respect to the following Series of the
Corporation:



                  1.       The Thompson Plumb Growth Fund.



                  2.       The Thompson Plumb Balanced Fund.



                  3.       The Thompson Plumb Bond Fund.



                  4.       The Thompson Plumb Select Fund.